EXHIBIT 99

NEWS RELEASE

Rick L. Catt, President	FOR IMMEDIATE RELEASE
and Chief Executive Officer	July 24, 2009
First Robinson Financial Corporation
501 East Main Street
Robinson, IL 62454 (618) 544-8621

FIRST ROBINSON FINANCIAL CORPORATION
EXTENDS AND EXPANDS STOCK REPURCHASE PROGRAM

Robinson, Illinois – First Robinson Financial Corporation (OTC Bulletin Board: “FRFC”), the holding company for First Robinson Savings Bank, National Association, has announced that its Board of Directors voted, on July 23, 2009, to approve the extension of the expiration date of the Company’s current stock repurchase program from August 1, 2009 to August 2, 2010, and has increased by 10,000 shares the number of shares that can be repurchased in accordance with the authorization.  The increase represents approximately 2.5% of the Company’s issued and outstanding shares.  As of July 22, 2009, the Company had repurchased 22,782 shares of its common stock out of the 26,892 shares that had been previously authorized for repurchase.  As a result of these actions, the Company is currently authorized to repurchase 14,110 shares of common stock.

The stock repurchase program may be carried out through open market purchases and in negotiated private transactions, from time to time, when deemed appropriate by management. Any repurchased shares will be held as treasury stock.

As of June 30, 2009, the Company had assets of $174.8 million, liabilities of $163.0 million and stockholders’ equity of $11.8 million.  Through its banking subsidiary, the Company currently operates three full-service offices and one drive-up facility in Robinson, Oblong and Palestine, Illinois and one full-service office in Vincennes, Indiana.

This news release contains certain forward-looking statements, which are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements, including general economic conditions, changes in interest rates, regulatory considerations, and competition. The Company’s reports filed from time to time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended March 31, 2009, describe some of these factors. Forward-looking statements speak only as of the date they are made and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.